Exhibit 10.2

EXECUTION VERSION
REIMBURSEMENT AGREEMENT, dated as of March 16, 2012, between Tropicana Entertainment Inc., a Delaware corporation (the “Company”) and UBS AG, Stamford Branch (together with its permitted successors and assigns, the “Issuing Bank”).
WHEREAS, the Company has requested the Issuing Bank to issue letters of credit (“Letters of Credit”), in an aggregate face amount at any time outstanding not in excess of $15,000,000;
WHEREAS, subject to the terms and conditions set forth herein, the Company may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary at any time after the date hereof and from time to time during the Availability Period; and
WHEREAS, substantially concurrently herewith, the Company has entered into that certain credit agreement dated as of the date hereof among the Company, as borrower, the lenders party thereto from time to time and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Credit Agreement”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Definitions.
Capitalized terms used herein but not otherwise defined have the respective meanings given such terms in the Credit Agreement.
The following terms, as used herein, have the following meanings:
“Agreement” means this Reimbursement Agreement, as amended, supplemented or otherwise modified from time to time.
“Alternate Base Rate” has the meaning given such term in the Credit Agreement, except (i) the proviso thereto shall be excluded from application for purposes of this Agreement; and (ii) the proviso in the definition of “Adjusted LIBOR Rate” in the Credit Agreement that is incorporated into the definition of Alternate Base Rate in the Credit Agreement shall be excluded from application for purposes of this Agreement.

Exhibit 10.2

“Availability Period” means the period from and including the Business Day following the Effective Date to but excluding the earlier of (i) the fifteenth day immediately preceding the fifth anniversary of the Effective Date and (ii) the date of termination of the L/C Commitments.
“Cash Collateral Account” means the account(s) subject to the Cash Collateral Account Agreement.
“Cash Collateral Account Agreement” means that certain cash collateral account agreement dated as of the date of this Agreement entered into by the Company and the Issuing Bank with respect to any accounts established in support of the L/C Facility, as such agreement may be amended, restated, or otherwise modified from time to time hereafter.
“Cash Collateral Requirement” has the meaning given such term in subsection (a) of Article VI.
“Collateral” has the meaning given such term in the Cash Collateral Account Agreement.

“Credit Agreement” has the meaning given such term in the recitals hereto.
“Default” means any event or condition which upon notice, lapse or time or both would constitute an Event of Default.
“Effective Date” means the date on which the conditions precedent specified in Section 5.01 are first met.
“Event of Default” means any of the events specified in Section 7.01.
“Issuing Bank” has the meaning given such term in the recitals hereto.
“L/C Commitment” means the commitment of the Issuing Bank to issue Letters of Credit. The amount of the L/C Commitment is $15,000,000.
“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.
“L/C Documents” means this Agreement, the Cash Collateral Account Agreement, the Letters of Credit, and any form of Letter of Credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit.

Exhibit 10.2

“L/C Facility” means the cash collateralized letter of credit facility entered into as of the date hereof pursuant to the terms hereof and of the other L/C Documents.
“L/C Obligations” means, at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under the Letters of Credit that have not then been reimbursed pursuant to Article III hereto.
“L/C Request” means a letter of credit application substantially in the form attached as Exhibit A hereto, or other form approved by the L/C Issuer.
“Letters of Credit” has the meaning given such term in the recitals hereto.
“Letter of Credit Expiration Date” means the date which is fifteen days prior to the Maturity Date.
“Material Indebtedness” shall mean Indebtedness, or obligations in respect of one or more Hedging Agreements, whenever incurred or arising, of any one or more of the Company or any Material Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Material Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Material Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means the date which is five years after the date hereof.
“Reimbursement Obligations” means the Company’s obligations to reimburse the L/C Disbursements pursuant to this Agreement.
“Stated Amount” means, at any time, the maximum amount available at such time to be drawn under a Letter of Credit.
ARTICLE II
LETTERS OF CREDIT
Section 2.01. General. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Company set forth herein, the Company may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary upon execution and delivery by the Company to the Issuing Bank of a duly completed L/C Request, at any time and from time to time during the Availability Period (provided that the Company shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary, and such Subsidiary shall provide the Issuing Bank with any “know your customer” and similar information requested by the Issuing Bank). The Issuing Bank shall have no

Exhibit 10.2

obligation to issue, and the Company shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any other L/C Document, any L/C Request or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
Section 2.02. Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Company shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an L/C Request to the Issuing Bank not later than 11:00 a.m. on the fifth Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).
A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:
(i)    the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(ii)    the amount thereof;
(iii)    the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
(iv)    the name and address of the beneficiary thereof;
(v)    whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that the Company shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);
(vi)    the documents to be presented by such beneficiary in connection with any drawing thereunder;
(vii)    the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(viii)    such other matters relating to the requested Letter of Credit as the Issuing Bank may reasonably require.
A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

Exhibit 10.2

(i)    the Letter of Credit to be amended, renewed or extended;
(ii)    the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
(iii)    the nature of the proposed amendment, renewal or extension; and
(iv)    such other matters relating to the Letter of Credit as the Issuing Bank may reasonably require.
If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the L/C Obligations shall not exceed the L/C Commitment and (ii) the conditions set forth in Section 5.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.
Section 2.03. Expiration Date. (i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.
(ii) If the Company so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Company shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Issuing Bank may (but is not required) to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph that one or more of the applicable conditions specified in Section 5.02 are not then satisfied.

Exhibit 10.2

Section 2.04. Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or
(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.
The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
Section 2.05. Termination of L/C Commitment. The Company may at any time terminate, or from time to time permanently reduce, the L/C Commitment; provided that each reduction of L/C Commitment is an integral multiple of $1,000,000 and not less than $5,000,000 and that, after giving effect to such termination or reduction together with the concurrent payment of any outstanding L/C Obligations, the L/C Obligations would not exceed L/C Commitment. The L/C Commitment shall automatically terminate on the Maturity Date. This Agreement shall terminate when the L/C Commitment has been terminated, each Letter of Credit has expired or been terminated, and there are no longer any outstanding L/C Obligations, provided that the provisions of Sections 8.05 and 8.06 shall survive any such termination).
ARTICLE III
REIMBURSEMENT AND OTHER PAYMENTS
Section 3.01. Reimbursement and Indemnity. (a) If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Issuing Bank an amount equal to such L/C Disbursement not later than 3:00 p.m., New York City time, on the date that such L/C Disbursement is made if Company shall have received notice of such L/C Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received

Exhibit 10.2

by Company prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Company receives such notice. The reimbursement obligation of the Company shall be unconditional and absolute notwithstanding, and neither the Issuing Bank nor any of its correspondents shall have any liability by reason of, (i) any draft, certificate or other document presented under or in connection with a Letter of Credit, including any instrument purporting to transfer or assign a Letter of Credit or any rights thereunder, proving to be forged, fraudulent, inaccurate, invalid, unenforceable or insufficient in any respect, (ii) the existence of any claim, set-off or other rights which the Company may have at any time against the beneficiary or any other person, (iii) the failure of any drawing to conform to the terms of a Letter of Credit; provided that the Issuing Bank shall have acted in good faith and shall not have engaged in willful misconduct in connection therewith, (iv) the misapplication of the proceeds of any drawing by the beneficiary or any other person, or (v) any other act, omission or circumstance that would, but for the provisions of this subsection (a), constitute a legal or equitable discharge of any obligation of the Company hereunder.
(b) The Issuing Bank shall provide written notice to the Company promptly following any drawing upon a Letter of Credit, including the amount by which the Stated Amount has thereby been reduced, or the reduction or termination of any Letter of Credit. Unless the Company shall, at the time of any such drawing, have posted funds with the Issuing Bank sufficient to reimburse such drawing in full in cash, the Issuing Bank shall be permitted, in its sole discretion, after it has honored a request for a drawing under a Letter of Credit, to withdraw from the Cash Collateral Account funds sufficient to reimburse such drawing, for the purpose of such reimbursement. Notwithstanding anything herein to the contrary, the Issuing Bank will not withdraw funds from the Cash Collateral Account unless the Company has received at least one Business Day’s prior written notice of the Issuing Bank’s intention to make such withdrawal. Unless the Issuing Bank notifies the Company otherwise in writing, delivery of notice under the first sentence of this Section 3.01(b) shall constitute notice of the Issuing Bank’s intention to withdraw and shall satisfy the notice of the second sentence of this Section 3.01(b).
Section 3.02. Fronting Fee and Charges. The Company agrees to pay to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.50% per annum on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to drawings under Letters of Credit that have not been reimbursed pursuant to the terms of this Article III) of the Company during the period from the Effective Date until, but excluding, the date on which there ceases to be any L/C Obligations (but in no case shall such fronting fee in respect of any Letter of Credit be less than $1,000). In addition, the Company agrees to pay the Issuing Bank’s customary Administrative Charges and reimburse it for any reasonable expenses incurred by it or any of its correspondents in connection with the Letters of Credit. All amounts required to be paid under this Section 3.02 shall be due and payable with two Business Days of demand. “Administrative Charges” means a $500 issuance fee for each Letter of Credit issued, $250 for each drawing on a Letter of Credit paid, $200 for each amendment of an outstanding Letter of Credit and $250 for each renewal or automatic

Exhibit 10.2

renewal of a Letter of Credit.
Section 3.03. Increased Costs; Reduced Return (a) If after the date hereof any Change in Law (i) subjects the Issuing Bank to any charge with respect to the Letters of Credit or changes the basis of taxation of payments to the Issuing Bank hereunder (except for changes in the rate of tax on the overall net income of the Issuing Bank) or (ii) imposes, modifies or makes applicable any reserve, special deposit, deposit insurance assessment or similar requirement against letters of credit issued by the Issuing Bank, and the result of any of the foregoing is to increase the cost to the Issuing Bank of issuing or maintaining the Letters of Credit or to reduce any amount received or receivable by the Issuing Bank hereunder, then within ten (10) Business Days following demand by the Issuing Bank, the Company shall pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank for such increased cost or reduction.
(b) If the adoption after the date hereof of any Change in Law, has or would have the effect of reducing the rate of return on the Issuing Bank's capital as a consequence of its obligations under the Letters of Credit to a level below that which the Issuing Bank could have achieved but for such Change in Law by an amount deemed by the Issuing Bank to be material, the Company shall pay to the Issuing Bank, within ten (10) Business Days following demand, such additional amount or amounts as will compensate the Issuing Bank for such reduction.
(c) A certificate of the Issuing Bank as to the additional amount or amounts payable to it under this Section shall be conclusive absent manifest error. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Issuing Bank notifies the Company of the event or occurrence giving rise to such increased costs or reductions and of the Issuing Bank’s intention to claim compensation therefor (except that, if the event or occurrence giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.04. Payments; Interest; and Computations. (a) The Company shall make or cause to be made each payment hereunder in lawful money of the United States of America by wire transfer of immediately available funds to the Issuing Bank at 677 Washington Blvd., Stamford CT 06901, ABA No. 026-007-993, A/C No. 101-WA-860050-524, Name: Banking Products Services, Ref.: Tropicana LC Collateral.
(b) Any reimbursement, fee, commission or other amount not paid when due hereunder (including, without limitation, amounts owing under Section 3.01) shall bear interest, payable on demand, for each day until payment in full at a rate per annum equal to the Alternate Base Rate, plus 1.00%. Notwithstanding the foregoing sentence, if any such

Exhibit 10.2

reimbursement, fee, commission or other amount payable by the Company hereunder is not paid within two (2) Business Days following the date due, whether at stated maturity, upon acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default described in subsections (iv), (vii) and (viii) of Article VII, such overdue amount and all reimbursements, fees, commissions or other amounts payable by the Company hereunder shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to the sum of 2.00% plus the rate set forth in the immediately preding sentence. Notwithstanding anything to the contrary set forth herein, interest shall in no event accrue hereunder at a rate in excess of the maximum rate permitted under applicable law.
(c) All payments under this Agreement will be payable to the Issuing Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than those imposed on the overall net income of the Issuing Bank (“Taxes”). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement will be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Issuing Bank the amount stated to be payable under this Agreement, and the Company will promptly provide to the Issuing Bank tax receipts evidencing the payment of such Taxes. If any of the Taxes specified in this subsection (c) are paid by the Issuing Bank, the Company will, upon demand of the Issuing Bank, reimburse the Issuing Bank for such payments, together with any interest and penalties which may be imposed by the governmental agency or taxing authority. If the Issuing Bank determines, in its reasonable discretion, that it has received a refund or a credit of any taxes as to which it has been indemnified pursuant to this Agreement by the Company or with respect to which the Company has paid additional amounts pursuant to Sections 3.03 or 3.04, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under Sections 3.03 or 3.04 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the the Issuing Bank and without interest (other than any interest paid by the Governmental Authority with respect to such refund); provided that the Company, upon the request of the Issuing Bank, agree to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the the Issuing Bank in the event the Issuing Bank is required to repay such refund to the governmental authority. This Section 3.04(c) shall not be construed to require the Issuing Bank to make available its tax returns (or any other information it deems confidential) to the Company or to apply for any refund. Notwithstanding anything to the contrary in this paragraph (c), in no event will the Issuing Bank be required to pay any amount to the Company pursuant to this paragraph (c) the payment of which would place the Issuing Bank in a less favorable net after-Tax position than the Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
ARTICLE IV

Exhibit 10.2

REPRESENTATIONS AND WARRANTIES
(a) On the Effective Date, the Company confirms each of the representations and warranties contained in Article III of the Credit Agreement, as if fully set forth herein.
(b) On the date of any issuance of a Letter Credit, the Company represents and warrants to the Issuing Bank as follows:

(I) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to conduct its business as now conducted and to own its properties. The Company has full power and authority to enter into this Agreement and to incur its obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.
(II) All consents and approvals of, and all notices to and filings with, any governmental entities or regulatory bodies required as a condition to the valid execution, delivery or performance by the Company of this Agreement have been obtained or made. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof will conflict with, result in a breach of or constitute a default under (i) any of the terms, conditions or provisions of the charter or by-laws of the Company, (ii) any law, regulation or order, writ, judgment, injunction, decree, determination or award of any court or governmental instrumentality. The Company is not an “investment company” as defined in (or subject to regulation under) the Investment Company Act of 1940 or a “holding company” as defined in (or subject to regulation under) the Public Utility Holding Company Act of 1935.
(III) The consolidated financial statements of the Company heretofore furnished to the Bank are complete and correct and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries as at the dates thereof and the results of operations for the periods covered thereby (subject, in the case of quarterly statements, to normal, year-end audit adjustments). Such financial statements (A) present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Company as of the dates and for the periods to which they relate, (B) disclose all material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof and (C) were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
(IV) Except as set forth on Schedule I to this Agreement, there are no actions,

Exhibit 10.2

suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the Company, threatened against the Company or any of its business, property or rights (i) that involve any L/C Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
ARTICLE V
CONDITIONS OF DRAWING
Section 5.01 Conditions to the Effective Date. The obligations of the Issuing Bank hereunder and the effectiveness of this Agreement are subject to the fulfillment of this following conditions precedent:

(a)
The Issuing Bank shall have received (i) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Company as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Company dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or equivalent governing document of the Company as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, members or managers of the Company authorizing the execution, delivery and performance of the L/C Documents and, the issuances hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or equivalent organizational document of the Company have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any L/C Document or any other document delivered in connection herewith on behalf of the Company; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(b)
The Company shall provide to the Issuing Bank, on behalf of itself and the Lenders, a reasonably satisfactory written opinion of (i) Brown Rudnick LLP, counsel for the Company (A) addressed to the Issuing

Exhibit 10.2

Bank and (B) covering certain matters relating to the L/C Documents as the Issuing Bank shall reasonably request, and the Company hereby requests such counsel to deliver such opinion.

(c)
The Issuing Bank shall have received all fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses to the extent required to be reimbursed or paid by the Company hereunder or under any other L/C Document.

(d)
No order, judgment or decree of any Governmental Authority shall purport to restrain the Issuing Bank from issuing any Letters of Credit to be issued by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the issuing of Letters of Credit hereunder.

(e)
The Company shall have executed and delivered the Cash Collateral Account Agreement, which shall be in full force and effect on the Effective Date, and the Issuing Bank shall have a security interest on the Effective Date in the Cash Collateral Account, if any.

(f)
The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the provisions of Sections 5.02(b), (c) and (d).

(g)	The Credit Agreement shall have been entered into and the initial Loans shall have been extended thereunder.

(h)	The Issuing Bank shall have received the financial statements and forecasts referred to in Section 3.05 of the Credit Agreement.

(i)
The Issuing Bank shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least five Business Days prior to the Effective Date.

Section 5.02. Condition to each Letter of Credit Issuance. The obligation of the Issuing Bank to issue Letters of Credit requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the following conditions:

Exhibit 10.2

(a)	The Administrative Agent shall have received from the Company a duly completed and executed L/C Request.

(b)
The representations and warranties set forth in ARTICLE IV and in each other L/C Document shall be true and correct in all material respects or, to the extent otherwise qualified by materiality, in all respects, on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct in all material respects or, to the extent otherwise qualified by materiality, in all respects, as of such earlier date.

(c)	At the time of and immediately after such requested issuance, no event shall have occurred and be continuing or would result from such issuance that would constitute a Default or an Event of Default.

(d)
No order, judgment or decree of any Governmental Authority shall purport to restrain any Issuing Bank from issuing any Letters of Credit to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the issuing of Letters of Credit hereunder.

(e)	At the time of and immediately after such requested issuance, satisfaction of the Cash Collateral Requirement.
ARTICLE VI
COVENANTS
The Company covenants and agrees with the Issuing Bank that, so long as this Agreement shall remain in effect so long as any Letter of Credit shall remain outstanding or any other L/C Obligation shall remain unpaid or unsatisfied:
(a) General Affirmative Covenants. (i) The Company will maintain its corporate existence in good standing (except as permitted otherwise by Section 6.04 of the Credit Agreement). (ii) The Company will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority noncompliance with which would have a material adverse effect on its financial condition or operations or on its ability to meet its obligations hereunder, and will continue to engage in Permitted Businesses. (iii) To the extent required by Section 5.03 of the Credit Agreement, the Company will pay and discharge, at or before maturity, all its obligations and liabilities, including, without

Exhibit 10.2

limitation, tax liabilities, where failure to satisfy such obligations or liabilities in the aggregate would have a material adverse effect on its financial condition, operations or ability to meet its obligations hereunder. (iv) The Company’s obligations hereunder will rank pari passu with all other secured and unsubordinated obligations of the Company. (v) The Company shall at all times ensure that the Cash Collateral Account contains a cash deposit of immediately available funds in an aggregate amount not less than 103% of the aggregate face amount of all issued and then outstanding Letters of Credit (the “Cash Collateral Requirement”).
(b) Financial Statements. The Company will furnish to the Bank:
(1) within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as at the close of such fiscal year and the related consolidated statements of income and changes in financial position for such year, certified by independent public accountants of recognized standing;
(2) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as at the close of such quarter and the related consolidated statements of income and changes in financial position for such quarter and for the portion of such fiscal year then ended, certified by the Company's chief financial officer as having been prepared on a basis consistent with the most recent audited financial statements of the Company and its consolidated subsidiaries ;
(3) from time to time, such further information regarding the business, affairs and financial condition of the Company and its subsidiaries as the Issuing Bank shall reasonably request.
(c) Negative Pledge. The Company will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including any charge upon the Collateral purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of the Collateral, whether now owned or hereafter acquired, other than in favor of the Issuing Bank.
(d) Event of Default. The Company shall give the Issuing Bank written notice of any Default within 5 days after the occurrence thereof.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01. Events of Default. (a) The following events which shall occur and be continuing shall be Events of Default hereunder:

Exhibit 10.2

(i) any amount drawn under any Letter of Credit shall not be reimbursed when required, or any interest, fee or other amount payable by the Company under this Agreement shall not be paid when due; or
(ii)     (A) Default shall be made in the due observance or performance by the Company of any other term, covenant or agreement contained in clauses (a)(i), (a)(iv), (a)(v), (c) and (d) of Article VI of this Agreement; or
(B) Default shall be made in the due observance or performance by the Company of any term, covenant or agreement contained in this Agreement (other than those specified in clauses (i) or (ii)(A) above), and such Default shall continue unremedied for a period of 30 days after notice thereof from the Issuing Bank to the Company; or
(iii) any representation or warranty made or deemed made in or in any application, report, certificate, financial statement, opinion or other instrument required to be delivered by any L/C Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished and that is materially adverse to the Issuing Bank; or
(iv) the Company or any Material Subsidiary shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, in each case, taking into account any period of grace specified in the instrument or agreement under which such Material Indebtedness was created, as a result of a default or event of default (or similar event) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided that this paragraph (iv) shall not apply to Material Indebtedness in respect of purchase money or vendor financing if such failure is a result of a good faith dispute with the holders of such Indebtedness and such failure is remedied or waived by the holders of such Indebtedness; or
(v) any provision of the Cash Collateral Account Agreement shall for any reason cease to be valid and binding or enforceable against the Company and the effect thereof is to prevent the Issuing Bank from realizing the practical benefits afforded by or purported to be afforded by the Cash Collateral Account Agreement or the Company shall state in writing or bring an action to limit its obligations or

Exhibit 10.2

liabilities thereunder, or shall for any reason (other than pursuant to the terms hereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected first priority security interest; or
(vi) at any time there remain any unreimbursed L/C Obligations with respect to drawings under the Letters of Credit that have not then been reimbursed, the Company shall fail to maintain the Cash Collateral Requirement, and such failure shall continue unremedied for a period of three Business Days; or
(vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor, or of a substantial part of the property or assets of the Company any Material Subsidiary that is a Restricted Subsidiary or a Guarantor, under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor or for a substantial part of the property or assets of the Company, any Material Subsidiary that is a Restricted Subsidiary or a Guarantor or (iii) the winding-up or liquidation of the Company, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor; and in each case such proceeding or petition shall continue uncontroverted within 30 days after commencement of the case or undismissed, unbonded or undischarged for 60 days after commencement of the case or an order or decree approving or ordering any of the foregoing shall be entered; or
(viii) the Company, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a reasonably timely and appropriate manner, any proceeding or the filing of any petition described in subsection (vii) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) generally become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing; or
(ix) at any time there is an Event of Default as specified under Article VII of the Credit Agreement.

(b) If an Event of Default occurs and is continuing, the Issuing Bank may

Exhibit 10.2

terminate the L/C Commitment and exercise any other rights or remedies it may have under this Agreement and the other L/C Documents and take such other action as may be permitted at law or in equity.
ARTICLE VIII
MISCELLANEOUS
Section 8.01. Amendments and Waivers. No failure or delay on the part of the Issuing Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company herefrom shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Company in any case shall, of itself, entitle the Company to any other or further notice or demand in similar or other circumstances.
Section 8.02. Notices. Any communication, demand, or notice to be given hereunder will be duly given and deemed to have been received when actually received by such party at the address specified below (or at such other address as such party shall specify to the other parties in writing) including delivery by telex, telecopier or other telecommunication device capable of transmitting or creating a written record.
(a)    If to the Company,    Tropicana Entertainment Inc.
c/o Tropicana Entertainment Inc.
3930 Howard Hughes Parkway
Fourth Floor
Las Vegas, NV 89169
Attn.: Chief Financial Officer and                              General Counsel
Telecopier Nos.: 702-589-3931 and                             609-345-7190
E-mail: LMillage@tropicanaentertainment.com                     and BMurtha@tropicana.net

(b)    If to the Issuing Bank,    UBS AG, Stamford Branch
677 Washington Blvd.
Stamford CT 06901
Attn: UBS Agency
Telecopier No.: 203-719-4176                        E-mail: DL-UBSAgency@ubs.com

Exhibit 10.2

The Issuing Bank may (but shall not be required to) accept and act upon oral, telephonic, faxed or other forms of notices or instructions hereunder that the Issuing Bank believes in good faith to have been given by a person authorized to do so on behalf of the Company. The Issuing Bank shall be fully protected and held harmless by the Company, and shall have no liability for, acting on any such notice or instruction that the Issuing Bank believes in good faith to have been given by a person authorized to do so on behalf of the Company.
Section 8.03. Set-off. The Company hereby grants to the Issuing Bank a right of set-off against any amounts standing to the credit of the Company (including any of its offices or divisions) on the books of any office of the Issuing Bank in any demand deposit or other account maintained with such office, which right may be exercised following an Event of Default or the failure to make a payment required under Section 3.01(b) hereof.
Section 8.04. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be enforceable by, the Issuing Bank and its successors and assigns. The Issuing Bank may assign any of its rights or obligations hereunder to any other office or affiliate of the Issuing Bank or with the prior written consent of the Company (which consent shall not unreasonably be withheld) to any third party; provided that from and after the occurrence of an Event of Default, the Issuing Bank may assign any of its rights or obligations hereunder without the consent of the Company. The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior, written consent of the Issuing Bank, and any purported assignment without such consent shall be void, except that the Company may merge, amalgamate or consolidate with any other Person; provided that (A) the Company shall be the continuing or surviving Person, or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company (any such Person, the “Successor Company”), (1) the Successor Company shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Company if other than the Company, shall expressly assume all the obligations of the Company under this Agreement and the other L/C Documents to which the Company is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Issuing Bank, and (3) the Company shall have delivered to the Issuing Bank a certificate of a Financial Officer and an opinion of counsel stating that such merger, amalgamation or consolidation complies with this Section 8.04; provided, further, that if the foregoing requirements are satisfied, the Successor Company will succeed to, and be substituted for, the Company under this Agreement and the other L/C Documents; provided, further, that no Default or Event of Default shall have occurred and be continuing.

Section 8.05. Indemnity. The Company agrees to protect, indemnify and hold harmless the Issuing Bank and its directors, employees and agents from and against all claims, actions, suits and other proceedings, and all loss, damages and costs (including fees and expenses of counsel) which the Issuing Bank or any of its correspondents may suffer or incur by reason of the issuance of each Letter of Credit, the use of each Letter of Credit or the proceeds thereof, or any act or omission in respect of any Letter of

Exhibit 10.2

Credit, except to the extent resulting from the gross negligence or willful misconduct of the party seeking indemnification.

Section 8.06. Costs, Expenses and Taxes. Subject to the terms of the Engagement and Commitment Letter in respect of clause (x), the Company agrees to pay on demand all reasonable costs and expenses of the Issuing Bank, including reasonable fees and expenses of counsel, in connection with the (x) preparation, execution and delivery and (y) amendment and enforcement against it of this Agreement and the protection of the Issuing Bank's rights hereunder, including any bankruptcy, insolvency, enforcement proceedings or restructuring with respect to the Company. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and all other L/C Documents, and agrees to save the Issuing Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
Section 8.07. Governing Law. THIS AGREEMENT AND ANY OTHER L/C DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE LETTERS OF CREDIT SHALL BE SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OR THE INTERNATIONAL STANDBY PRACTICES (ISP98), AS APPLICABLE, IN EACH CASE AS ISSUED BY THE INTERNATIONAL CHAMBER OF COMMERCE AND AS AMENDED FROM TIME TO TIME, THE PROVISIONS OF WHICH SHALL CONTROL TO THE EXTENT OF ANY CONFLICT. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or any other L/C Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other L/C Document shall affect any right that the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other L/C Document against the Company or its properties in the courts of any jurisdiction. The Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other L/C Document in any court referred to in this Section 8.07. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Any process in any such action shall be duly served if mailed by

Exhibit 10.2

registered mail, postage prepaid, to the Company at its address designated pursuant to Section 8.02.
Section 8.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures thereon were upon the same instrument. This Agreement constitutes the entire agreement and understanding between the Company and the Issuing Bank with respect to the subject matter hereof, and supersedes any prior agreements and understandings with respect thereto.
Section 8.09. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE ISSUING BANK HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.10. PATRIOT ACT.    The Issuing Bank hereby notifies the Company and each Subsidiary for whose account any Letter of Credit may be issued that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and each such Subsidiary, which information includes the name and address of the Company and each Subsidiary and other information that will allow the Issuing Bank to identify the Company and each such Subsidiary in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

Exhibit 10.2

Tropicana Entertainment Inc.
By /s/ Lance J. Millage
Name:     Lance J. Millage

Title:	Executive Vice President, Chief Financial Officer, and Treasurer

Exhibit 10.2

UBS AG, Stamford Branch, as the Issuing Bank
By /s/ Mary E. Evans
Name:     Mary E. Evans
Title:     Associate Director
Banking Products
Services, US

By /s/ Irja R. Otsa
Name:    Irja R. Osta
Title:    Associate Director
Banking Products
Services, US